UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

_____________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
__________________

Date of Report (Date of earliest event reported)  June 10, 2005

Horizon Offshore, Inc.

(Exact name of registrant as specified in its charter)

Delaware (State of incorporation)	001-16857 (Commission File Number)	76-0487309 (IRS Employer Identification No.)
2500 CityWest Boulevard, Suite 2200, Houston, Texas		77042
(Address of principal executive offices)		(Zip Code)

(713) 361-2600

(Registrant's telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

[  ]     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into Material Definitive Agreement

As described in more detail in Item 3.02 of this Current Report on Form 8-K, on June 10, 2005, we completed the second step of our previously announced recapitalization plan by closing the exchange transaction (the "Exchange Transaction") contemplated by the letter agreement (the "Recapitalization Letter Agreement"), dated as of March 31, 2005, that we entered into with the holders of all of our 16% and 18% Subordinated Secured Notes due March 31, 2007 (the "Subordinated Notes").

Amendments to Purchase Agreements and Subordinated Notes

In connection with closing the Exchange Transaction, we amended and restated the purchase agreements governing the Subordinated Notes and the terms of the $25 million aggregate principal amount of Subordinated Notes that remained outstanding after the closing of the Exchange Transaction to reduce their interest rates to 8% per annum, extend their maturity to March 31, 2010 and to delete most events of default and covenants. A copy of each of the following amended and restated purchase agreements governing the Subordinated Notes are attached as exhibits to this Current Report on Form 8-K:

  Amended and Restated Purchase Agreement, dated as of April 30, 2005 and effective as of June 10, 2005, by and among Horizon Offshore, Inc. and the guarantors and holders specified therein.
  Amended and Restated Purchase Agreement, dated as of April 30, 2005 and effective as of June 10, 2005, by and among Horizon Offshore, Inc. and the guarantors and holders specified therein.

Registration Rights Agreement

In connection with closing the Exchange Transaction, we entered into that certain registration rights agreement (the "Registration Rights Agreement"), dated as of April 30, 2005 and effective as of June 10, 2005, with the holders of our Subordinated Notes that acquired shares of our common stock and Series B Mandatorily Convertible Redeemable Preferred Stock, $1.00 par value per share ("Series B Preferred Stock"), in the Exchange Transaction. In the Registration Rights Agreement, we agreed to file a resale registration statement, within 60 days of the closing date of the Exchange Transaction, with respect to the 60,000,015 shares of our common stock that we issued in the Exchange Transaction. In addition, we agreed to file a resale registration statement with respect to all of the shares of our common stock into which the Series B Preferred Stock is convertible within 15 days of the conversion, which we expect to occur on or shortly after September 15, 2005. A copy of the Registration Rights Agreement is attached as Exhibit 10.3 to this Current Report on Form 8-K.

Item 2.01	Completion of Acquisition or Disposition of Assets

As described in more detail in Item 3.02 of this Current Report on Form 8-K, on June 10, 2005, we completed the second step of our previously announced recapitalization plan by closing the Exchange Transaction pursuant to which we issued 60,000,015 shares of our common stock and one million shares of Series B Preferred Stock to the holders of our Subordinated Notes. In the original recapitalization letter agreement that we entered into with holders of our Subordinated Notes in November 2004, based on our receipt of a fairness opinion from our financial advisor, we agreed to issue shares of common stock equal to 95% of the outstanding shares of our common stock on a fully diluted basis in exchange for $65 million of Subordinated Notes. In connection with obtaining $70 million of financing on March 31, 2005, we successfully renegotiated the consideration to be received in the proposed exchange transaction contemplated by the original recapitalization letter agreement. As a result, we issued equity that will on an "as converted" basis be equivalent to 95% of our current aggregate outstanding common stock in consideration of (i) the exchange of approximately $85 million of Subordinated Notes and all of the outstanding shares of Series A Redeemable Participating Preferred Stock ("Series A Preferred Stock") and (ii) all of the holders of our Subordinated Notes consenting to the $70 million financing transaction and release of collateral securing the Subordinated Notes, amending the terms of the $25 million aggregate principal amount of Subordinated Notes that remained outstanding after the consummation of the Exchange Transaction as described in Item 1.01 of this Current Report on Form 8-K and, if applicable, participating in the $70 million financing transaction as a lender.

The pro forma financial information required to be filed under this Item 2.01 is filed under Item 9.01(b) of this Current Report on Form 8-K.

Item 2.03	Creation of a Direct Financial Obligation under an Off-Balance Sheet Arrangement of a Registrant

The information provided in Item 3.02 of this Current Report on Form 8-K regarding the financial obligation that we incurred as a result of the issuance of the Series B Preferred Stock, if it is not mandatorily converted into shares of our common stock, is incorporated by reference into this Item 2.03.

Item 3.02	Unregistered Sales of Equity Securities

On June 10, 2005, we completed the second step of our previously announced recapitalization plan by closing the Exchange Transaction pursuant to which we issued to the holders of our Subordinated Notes 60,000,015 shares of our common stock and one million shares of Series B Preferred Stock. In addition to issuing these securities in exchange for approximately $85 million aggregate principal amount of Subordinated Notes and all outstanding shares of our Series A Preferred Stock, these securities were issued in consideration of the holders of our Subordinated Notes consenting to the $70 million financing transaction that we closed on March 31, 2005 and release of collateral securing the Subordinated Notes, amending the terms of the $25 million aggregate principal amount of Subordinated Notes that remained outstanding after the consummation of the Exchange Transaction as described in Item 1.01 of this Current Report on Form 8-K and, if applicable, participating in the $70 million financing transaction as a lender.

Upon an amendment to our amended and restated certificate of incorporation to increase our authorized shares of common stock to 1.5 billion shares, which we expect to occur on or shortly after September 15, 2005, the Series B Preferred Stock will mandatorily convert into 554,139,356 shares of common stock, which together with the common stock issued in the Exchange Transaction, will on an "as converted" basis be equivalent to 95% of our current aggregate outstanding common stock. Prior to this mandatory conversion, the Series B Preferred Stock will have a liquidation preference equal to the greater of $40 million or the value of the shares of our common stock into which the Series B Preferred Stock is convertible immediately prior to liquidation. In addition, if the Series B Preferred Stock is not mandatorily converted into common stock by March 31, 2011, we will be required to redeem the Series B Preferred Stock for cash equal to $40 million increased at a rate of 10% per year, compounded quarterly, commencing June 30, 2005.

We issued the shares of common stock and Series B Preferred Stock in reliance on exemptions from registration under the Securities Act of 1933, as amended, including Section 4(2) thereof and Rule 506 promulgated thereunder.

Item 3.03	Material Modification to Rights of Security Holders.

The issuance of shares of common stock and Series B Preferred Stock described in Item 3.02 of this Current Report on Form 8-K in the Exchange Transaction resulted in, and the mandatory conversion of the Series B Preferred Stock will result in further, significant dilution to our existing common stockholders and the book value of their shares of our common stock. We expect the conversion of the Series B Preferred Stock to occur on or shortly after September 15, 2005. In addition, the liquidation preference of the Series B Preferred Stock will be senior to the rights of our common stockholders upon our liquidation, dissolution or sale. The holders of the Series B Preferred Stock also have voting rights with respect to any amendment to our amended and restated certificate of incorporation that would alter or change their rights or the issuance by us of any capital stock.

Item 5.01	Changes in Control of Registrant.

In connection with consummating the second step of our previously announced recapitalization plan, on June 10, 2005, the issuance of shares of our common stock in the Exchange Transaction resulted in a change of control of our company. We issued an aggregate of (i) 23,943,775 shares of our common stock to Elliott Associates, L.P., Elliott International, L.P., and Manchester Securities Corp., which is an affiliate of Elliott Associates, L.P. and under common management with Elliott International, L.P. (collectively, the "Elliott Entities"); (ii) 12,679,448 shares of our common stock to Lloyd I. Miller and his affiliates (collectively, ("Miller"); (iii) 7,280,340 shares of our common stock to Falcon Mezzanine Partners, LP ("Falcon"); (iv) 5,771,274 shares of our common stock to B. Riley & Co., Inc. and its affiliates (collectively, "Riley"); (v) 5,107,471 shares of our common stock to Highland Crusader Offshore Partners ("Highland") and (vi) 5,217,707 shares of our common stock to our other Subordinated Note holders.

The Elliott Entities acquired 25.9%, Miller acquired 13.7%, Falcon acquired 7.9%, Riley acquired 6.3%, and Highland acquired 5.5%, of our outstanding common stock (and an aggregate of 913,038.32 shares of Series B Preferred Stock) in the Exchange Transaction in consideration of exchanging approximately $72,313,515 aggregate principal amount of Subordinated Notes and all of the 1,400 shares of Series A Preferred Stock for shares of our common stock and Series B Preferred Stock, consenting to and participating as a lender in the $70 million financing transaction, consenting to the release of the collateral security of the Subordinated Notes and amending the terms of the $25 million aggregate principal amount of Subordinated Notes that remained outstanding after the Exchange Transaction.

If these stockholders act together, they are in a position to control the election of our directors and to control or exercise substantial influence over the outcome of all matters requiring a stockholder vote. In connection with the consummation of the Exchange Transaction, our Board of Directors has agreed to reduce the size of our Board to six directors and nominate Charles O. Buckner, John T. Mills, Bryant R. Riley, Ken R. LeSuer, David W. Sharp and Raymond L. Steele to stand for election to serve on our Board at our 2005 annual meeting of stockholders. In addition, these stockholders have agreed in the recapitalization letter agreement to vote in favor of an amendment to our certificate of incorporation that will result in the mandatory conversion of the Series B Preferred Stock.

Item 7.01	Regulation FD Disclosure.

On June 10, 2005, we issued a press release announcing that we have completed the second step of our previously announced recapitalization plan. A copy of the press release is attached hereto as Exhibit 99.1 and incorporated herein by reference. The description of the press release is qualified in its entirety by reference to such Exhibit.

On June 15, 2005, we issued a press release announcing the award of a Pemex contract in Mexico.  A copy of the press release is attached hereto as Exhibit 99.2 and incorporated herein by reference.  The description of the press release is qualified in its entirety by reference to such Exhibit.

In accordance with General Instruction B.2. of Form 8-K, the information presented herein shall not be deemed "filed" for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, except as expressly set forth by specific reference in such a filing.

Item 9.01	Financial Statements and Exhibits.

(b)     Pro forma financial information:

The following unaudited pro forma condensed consolidated financial statements were prepared to reflect the effect of the Exchange Transaction completed on June 10, 2005.

The unaudited pro forma condensed consolidated balance sheets as of March 31, 2005 and December 31, 2004 give effect to the Exchange Transaction as if it occurred on those dates. The unaudited pro forma condensed consolidated statements of operations for the fiscal quarter ended March 31, 2005 and the fiscal year ended December 31, 2004 give effect to the Exchange Transaction as if it occurred at the beginning of the period presented.

The following unaudited pro forma condensed consolidated financial statements should be read in conjunction with our historical consolidated financial statements and the related notes that are included in our Form 10-Q for the quarter ended March 31, 2005 and Form 10-K for the year ended December 31, 2004, as filed with the SEC on May 12, 2005 and March 31, 2005, respectively. The unaudited pro forma condensed consolidated financial statements are based on presently available information and are not necessarily indicative of the results that would have been reported had the transaction actually occurred on the dates specified. The unaudited pro forma condensed consolidated financial statements do not purport to indicate the future consolidated financial position or future consolidated results of our operations.

The pro forma adjustments presented below reflect the exchange of approximately $85.0 million of Subordinated Notes and all of the 1,400 shares of Series A Preferred Stock for approximately 60 million shares of our common stock and one million shares of Series B Preferred Stock. The pro forma adjustments also reflect the effect on weighted average shares of common stock outstanding as a result of the Exchange Transaction. The pro forma adjustments are based on preliminary estimates, currently available information and certain assumptions that our management believes are reasonable.

HORIZON OFFSHORE, INC. AND SUBSIDIARIES

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except share data)

	Historical March 31, 2005	Adjustments	Pro Forma March 31, 2005	Historical December 31, 2004	Adjustments	Pro Forma December 31, 2004

ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$ 7,290	$ -	$ 7,290	$ 37,975	$ -	$ 37,975
Restricted cash	5,700	-	5,700	-	-	-
Accounts receivable, net	66,758	-	66,758	106,265	-	106,265
Other current assets	11,480	-	11,480	13,711	-	13,711
Total current assets	91,228	-	91,228	157,951	-	157,951
PROPERTY AND EQUIPMENT, net	196,748	-	196,748	198,804	-	198,804
OTHER LONG TERM ASSETS	49,672	(6,872)(e)	42,800	46,588	(8,390)(e)	38,198
	$ 337,648	$ (6,872)	$ 330,776	$ 403,343	$ (8,390)	$ 394,953

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
Accounts payable	$ 23,420	$ -	$ 23,420	$ 35,267	$ -	$ 35,267
Accrued expenses and other current liabilities	38,239	-	38,239	51,419	-	51,419
Current maturities of long-term debt, net of discount	48,690	-	48,690	42,243	-	42,243
Total current liabilities	110,349	-	110,349	128,929	-	128,929
LONG-TERM DEBT, net of current portion and discount	137,857	(67,193)(c)	70,664	170,347	(63,968)(c)	106,379
OTHER LIABILITIES	1,174	-	1,174	1,311	-	1,311
PREFERRED STOCK SUBJECT TO MANDATORY REDEMPTION	1,271	38,729 (b)	40,000	416	39,584 (b)	40,000
Total liabilities	250,651	(28,464)	222,187	301,003	(24,384)	276,619
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS' EQUITY: (1,400 preferred stock shares outstanding, respectively, on a historical basis and 1,000,000 preferred stock shares outstanding, respectively, on a pro forma basis; 32,573,882 and 32,583,882 common stock shares issued, respectively, on a historical basis and 92,573,897 and 92,583,897 common stock shares issued, respectively, on a pro forma basis; 250,757 and 396,458 treasury stock shares, respectively, on a historical and pro forma basis)	86,997	21,592 (a)	108,589	102,340	15,994(a)	118,334
	$ 337,648	$ (6,872)	$ 330,776	$ 403,343	$ (8,390)	$ 394,953

  See accompanying notes to these unaudited pro forma condensed consolidated financial statements.

HORIZON OFFSHORE, INC. AND SUBSIDIARIES

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except share and per share data)

	Historical For the three months ended March 31, 2005	Adjustments	Pro Forma For the three months ended March 31, 2005	Historical For the twelve months ended December 31, 2004	Adjustments	Pro Forma For the twelve months ended December 31, 2004

CONTRACT REVENUES	$ 37,346	$ -	$ 37,346	$ 254,209	$ -	$ 254,209
COST OF CONTRACT REVENUES	34,750	-	34,750	226,391	-	226,391
Gross profit	2,596	-	2,596	27,818	-	27,818
SELLING, GENERAL AND ADMINISTRATIVE EXPENSES	5,568	-	5,568	30,687	-	30,687
BAD DEBT EXPENSE/RESERVE	-	-	-	5,692	-	5,692
IMPAIRMENT OF PROPERTY, EQUIPMENT AND INTANGIBLES	-	-	-	13,295	-	13,295
IMPAIRMENT LOSS ON ASSETS HELD FOR SALE	-	-	-	3,268	-	3,268
Operating loss	(2,972)	-	(2,972)	(25,124)	-	(25,124)
OTHER INCOME (EXPENSE):
Interest expense	(10,314)	8,093(d)	(2,221)	(25,995)	18,003(d)	(7,992)
Other income/(expense), net	(1,282)	-	(1,282)	(1,281)	-	(1,281)

NET LOSS BEFORE INCOME TAXES	(14,568)	8,093	(6,475)	(52,400)	18,003	(34,397)

INCOME TAX PROVISION	905	-	905	2,103	-	2,103

NET LOSS (f)	$ (15,473)	$ 8,093	$ (7,380)	$ (54,503)	$ 18,003	$ (36,500)

EARNINGS (LOSS) PER SHARE - BASIC AND DILUTED	$ (0.48)		$ (0.08)	$ (2.00)		$ (0.42)

WEIGHTED AVERAGE SHARES USED IN COMPUTING NET LOSS PER SHARE - BASIC AND DILUTED	32,219,204	60,000,015(a)	92,219,219	27,233,280	60,000,015(a)	87,233,295

See accompanying notes to these unaudited pro forma condensed consolidated financial statements.

HORIZON OFFSHORE, INC.
NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 1.   Basis of Presentation

On March 31, 2005, we entered into the Recapitalization Letter Agreement with all of the holders of the Subordinated Notes, pursuant to which we would issue common stock and common stock equivalents, which together will on an "as converted" basis be equivalent to 95% of our current aggregate outstanding common stock, to such holders in exchange for $85.0 million of Subordinated Notes and all of the 1,400 shares of Series A Preferred Stock. On June 10, 2005, we completed the Exchange Transaction and issued to the holders of the Subordinated Notes 60,000,015 shares of our common stock and one million shares of Series B Preferred Stock.

The unaudited pro forma condensed consolidated balance sheets as of March 31, 2005 and December 31, 2004 give effect to the Exchange Transaction as if it occurred on those dates. The unaudited pro forma condensed consolidated statements of operations for the fiscal quarter ended March 31, 2005 and the fiscal year ended December 31, 2004 give effect to the Exchange Transaction as if it occurred at the beginning of the period presented.

Note 2.   Pro Forma Adjustments

Adjustments to present the unaudited pro forma condensed consolidated financial statements are set forth below. The pro forma adjustments only give effect to amounts that are directly attributable to the Exchange Transaction:

    Reflects the issuance of 60,000,015 shares of common stock.
    Reflects the issuance of one million shares of Series B Preferred Stock.
    Reflects the exchange of approximately $85.0 million of Subordinated Notes, including the unamortized portion of the debt discount.
    Reflects the adjustments of interest expense arising from the revised debt structure from the Exchange Transaction.
    Reflects the write-off of the unamortized portion of prepaid loan fees related to the early extinguishment of debt.
    We anticipate recognizing a loss on debt extinguishment during the second quarter of 2005 from the Exchange Transaction which will reflect the write off of the unamortized portion of the prepaid loan fees and debt discount.  These charges were not considered in the unaudited pro forma condensed consolidated statements of operations.

(c)	Exhibits:

	10.1	Amended and Restated Purchase Agreement, dated as of April 30, 2005 and effective as of June 10, 2005, by and among Horizon Offshore, Inc., the guarantors specified therein, and the other holders specified therein.

	10.2	Amended and Restated Purchase Agreement, dated as of April 30, 2005 and effective as of June 10, 2005, by and among Horizon Offshore, Inc., the guarantors specified therein, and the holders specified therein.

	10.3	Registration Rights Agreement, dated as of April 30, 2005 and effective as of June 10, 2005, by and among Horizon Offshore, Inc. and the initial holders specified therein.

	99.1	Press release issued by Horizon Offshore, Inc., dated June 10, 2005.

	99.2	Press release issued by Horizon Offshore, Inc., dated June 15, 2005.

SIGNATURE

            Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

HORIZON OFFSHORE, INC.
By:	/s/ Ronald D. Mogel
Ronald D. Mogel Vice President and Chief Financial Officer

Dated:    June 16, 2005